UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2010

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2010, Gulfport Energy Corporation (the “Company”), as borrower, entered into a senior revolving credit agreement with The Bank of Nova Scotia, as administrative agent and letter of credit issuer and lead arranger, and Amegy Bank National Association (the “Credit Agreement”), which provides for loans to the Company in a maximum amount of $100 million. The Credit Agreement matures on September 30, 2013 and has an initial borrowing base availability of $50 million. As of September 30, 2010, the Company had an outstanding balance of $45.7 million drawn down under the Credit Agreement. The amounts borrowed under the Credit Agreement were used to repay the Company’s outstanding indebtedness under its existing revolving credit facility and term loan, each with Bank of America, N.A., as administrative agent, and to terminate such existing facilities.

The Credit Agreement is secured by substantially all of the Company’s assets. The Company’s wholly-owned subsidiaries guaranteed the obligations of the Company under the Credit Agreement.

Advances under the Credit Agreement may be in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans fluctuates and is equal to (1) the applicable rate, which ranges from 1.75% to 2.50%, plus (2) the highest of: (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced from time to time by agent as its “prime rate,” and (c) the eurodollar rate for an interest period of one month plus 1.00%. The interest rate for eurodollar loans fluctuates and is equal to (1) the applicable rate, which ranges from 2.75% to 3.50%, plus (2) the London interbank offered rate that appears on Reuters Screen LIBOR01 Page for deposits in U.S. dollars, or, if such rate is not available, the offered rate on such other page or service that displays the average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars, or, if such rate is not available, the average quotations for three major New York money center banks of whom the agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. dollars.

The Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; enter into swap contracts and forward sales contracts; dispose of assets; change the nature of their business; and enter into transactions with their affiliates. The negative covenants are subject to certain exceptions as specified in the Credit Agreement.

The Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against the Company or its subsidiaries; occurrence of certain ERISA events; invalidity of loan documents; early termination of certain swap contracts; default under forward sales contracts; and certain changes of control.

The preceding summary of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 6, 2010, the Company issued a press release announcing the closing of the Credit Agreement and providing an update on its operational activities. A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of September 30, 2010, by and among the Company, as borrower, the Bank of Nova Scotia, as administrative agent, letter of credit issuer and lead arranger, and Amegy Bank National Association.

99.1	Press Release, dated October 6, 2010, entitled “Gulfport Energy Corporation Announces Completion of Credit Facility Refinancing and Provides Operational Update.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: October 6, 2010	By:	/s/ Michael G. Moore
Michael G. Moore
Chief Financial Officer

Exhibit Index

Number	Exhibit
10.1	Credit Agreement, dated as of September 30, 2010, by and among the Company, as borrower, the Bank of Nova Scotia, as administrative agent, letter of credit issuer and lead arranger, and Amegy Bank National Association.

99.1	Press Release, dated October 6, 2010, entitled “Gulfport Energy Corporation Announces Completion of Credit Facility Refinancing and Provides Operational Update.”